Exhibit 99.1 News Release

Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors)
dwayne.blake@hii-co.com
757-380-2104

Huntington Ingalls Industries Reports Second Quarter 2018 Results

•	Revenues were $2.0 billion

•	Operating margin was 12.7%

•	Diluted earnings per share was $5.40

•	Cash from operations was $239 million and free cash flow[1] was $154 million

NEWPORT NEWS, Va. (Aug. 2, 2018) - Huntington Ingalls Industries (NYSE:HII) reported second quarter 2018 revenues of $2.0 billion, up 8.7 percent from the same period last year. The increase was driven primarily by higher volume at HII’s Newport News Shipbuilding segment.
Operating income in the quarter was $257 million and operating margin was 12.7 percent, compared to $241 million and 13.0 percent, respectively, in the second quarter of 2017. The increase in operating income was mainly the result of a higher Operating FAS/CAS Adjustment compared to the prior year, partially offset by lower segment operating income. The decrease in operating margin was due to lower segment operating margin, partially offset by a higher Operating FAS/CAS Adjustment compared to the prior year.
Diluted earnings per share in the quarter was $5.40, compared to $3.21 in the same period of 2017. The increase was predominantly due to a claim for higher research and development tax credits for the post-spin-off 2011 through 2015 tax years, a lower statutory federal income tax rate, a favorable change in the non-operating portion of retirement benefit expense and higher operating income.
Second quarter cash from operations was $239 million and free cash flow1 was $154 million, compared to $186 million and $107 million, respectively, in the second quarter of 2017.
New contract awards in the quarter were approximately $1.1 billion, bringing total backlog to approximately $21 billion as of June 30.
“I am pleased with our solid financial performance for the first half of the year,” said HII President and CEO Mike Petters. “Our team remains focused on program execution and capturing quality contract awards that support long-term, sustainable value creation.”

1Non-GAAP measure. See Exhibit B for definition and reconciliation.

Results of Operations

	Three Months Ended				Six Months Ended
	June 30				June 30
(in millions, except per share amounts)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Sales and service revenues	$2,020	$1,858	$162	8.7%	$3,894	$3,582	$312	8.7%
Operating income (loss)	257	241	16	6.6%	448	409	39	9.5%
Operating margin %	12.7%	13.0%		(25) bps	11.5%	11.4%		9 bps
Segment operating income (loss)[1]	181	187	(6)	(3.2)%	298	307	(9)	(2.9)%
Segment operating margin %[1]	9.0%	10.1%		(110) bps	7.7%	8.6%		(92) bps
Net earnings (loss)	239	147	92	62.6%	395	266	129	48.5%
Diluted earnings (loss) per share	$5.40	$3.21	$2.19	68.2%	$8.86	$5.77	$3.09	53.6%

Weighted-average diluted shares outstanding	44.3	45.8			44.6	46.1
[1] Non-GAAP measures that exclude non-segment factors affecting operating income. See Exhibit B for definitions and reconciliations.

Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended				Six Months Ended
	June 30				June 30
($ in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Revenues	$629	$639	$(10)	(1.6)%	$1,214	$1,189	$25	2.1%
Segment operating income (loss)[1]	83	98	(15)	(15.3)%	147	164	(17)	(10.4)%
Segment operating margin %[1]	13.2%	15.3%		(214) bps	12.1%	13.8%		(168) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Ingalls Shipbuilding revenues for the second quarter were $629 million, a decrease of $10 million, or 1.6 percent, from the same period in 2017, primarily due to decreased revenues in the Legend-class National Security Cutter (NSC) program and surface combatants, partially offset by increased amphibious assault ship revenues. NSC program revenues decreased due to lower volumes on Midgett (NSC 8) and Kimball (NSC 7), partially offset by higher volume on Stone (NSC 9). Surface combatant revenues decreased primarily due to lower volumes on the delivered USS Ralph Johnson (DDG 114) and Lenah H. Sutcliffe Higbee (DDG 123), partially offset by higher volumes on USS Fitzgerald (DDG 62) repair and restoration and Delbert D. Black (DDG 119). Higher amphibious assault ship revenues were mainly the result of higher volumes on Fort Lauderdale (LPD 28), Bougainville (LHA 8) and Richard M. McCool Jr. (LPD 29), partially offset by lower volumes on the delivered USS Portland (LPD 27) and Tripoli (LHA 7).
Ingalls Shipbuilding segment operating income for the second quarter was $83 million, a decrease of $15 million from the same period last year. Segment operating margin in the quarter was 13.2 percent, compared to 15.3 percent in the same period last year. These decreases were primarily the result of lower risk retirement on Tripoli (LHA 7) and the NSC program, partially offset by higher risk retirement on the Arleigh Burke-class (DDG 51) and San Antonio-class (LPD 17) programs, as well as recoveries related to a settlement agreement.
Key Ingalls Shipbuilding milestones for the quarter:

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

•	Started fabrication of the Arleigh Burke-class (DDG 51) destroyer Jack H. Lucas (DDG 125)

•	Awarded $27 million follow yard services contract for the USS Arleigh Burke (DDG 51) program with a total potential contract value, including options, of $181.4 million

Newport News Shipbuilding

	Three Months Ended				Six Months Ended
	June 30				June 30
($ in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Revenues	$1,183	$1,001	$182	18.2%	$2,265	$1,972	$293	14.9%
Segment operating income (loss)[1]	91	80	11	13.8%	142	152	(10)	(6.6)%
Segment operating margin %[1]	7.7%	8.0%		(30) bps	6.3%	7.7%		(144) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.
Newport News Shipbuilding revenues for the second quarter were $1.2 billion, an increase of $182 million, or 18.2 percent, from the same period in 2017, mainly due to higher revenues in aircraft carriers and naval nuclear support services. Higher aircraft carrier revenues were primarily the result of increased volumes on the execution contract for the refueling and complex overhaul (RCOH) of USS George Washington (CVN 73), the construction contract for John F. Kennedy (CVN 79) and the advance planning contract for Enterprise (CVN 80), partially offset by decreased volumes on the execution contract for the RCOH of the redelivered USS Abraham Lincoln (CVN 72), the inactivation of the decommissioned aircraft carrier Enterprise (CVN 65) and the construction contract for the delivered USS Gerald R. Ford (CVN 78). The increase in naval nuclear support services revenues was mainly the result of higher volumes in submarine support and facility maintenance services, partially offset by lower aircraft carrier support volume.
Newport News Shipbuilding segment operating income for the second quarter was $91 million, an increase of $11 million from the same period last year. Segment operating margin was 7.7 percent for the quarter, compared to 8.0 percent in the same period last year. The increase in segment operating income was primarily driven by the higher volumes described above, and the decrease in segment operating margin was due to year over year changes in contract mix.
Key Newport News Shipbuilding milestones for the quarter:

•	Delivered the Virginia-class submarine Indiana (SSN 789) to the U.S. Navy

•	Began a 25-month overhaul of the Los Angeles-class submarine USS Boise (SSN 764)

•	Authenticated the keel of the Virginia-class submarine Montana (SSN 794)

•	Completed the inactivation of the aircraft carrier Enterprise (CVN 65)

Technical Solutions

	Three Months Ended				Six Months Ended
	June 30				June 30
($ in millions)	2018	2017	$ Change	% Change	2018	2017	% Change	% Change
Revenues	$243	$244	$(1)	(0.4)%	$476	$469	7	1.5%
Segment operating income (loss)[1]	7	9	$(2)	(22.2)%	9	(9)	18	200.0%
Segment operating margin %[1]	2.9%	3.7%		(81) bps	1.9%	(1.9)%		381 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Technical Solutions revenues for the second quarter were $243 million, a decrease of $1 million from the same period in 2017, primarily due to lower integrated mission solutions, fleet support and nuclear and environmental revenues, offset by higher oil and gas services revenue.
Technical Solutions segment operating income for the second quarter was $7 million, a decrease of $2 million from the same period last year. The decrease was primarily driven by lower performance in fleet support services.
Key Technical Solutions milestones for the quarter:

•	Triad National Security, a joint venture supported by HII’s Technical Solutions segment, was awarded the contract to manage and operate the Los Alamos National Laboratory.

•	N3B, a joint venture between HII’s Technical Solutions segment and a segment of BWX Technologies, Inc., completed the transition period of the Los Alamos Legacy Cleanup Contract.

About Huntington Ingalls Industries
Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division provides a wide range of professional services through its Fleet Support, Integrated Missions Solutions, Nuclear and Environmental, and Oil and Gas operations. Headquartered in Newport News, Virginia, HII employs more than 39,000 people operating both domestically and internationally. For more information, please visit www.huntingtoningalls.com.

Conference Call Information
Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. ET today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.huntingtoningalls.com. A telephone replay of the conference call will be available from noon today through Thursday, Aug. 9 by calling toll-free (855) 859-2056 or (404) 537-3406 and using conference ID 7688095.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Forward-Looking Statements
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
(in millions, except per share amounts)	2018	2017	2018	2017
Sales and service revenues
Product sales	$1,499	$1,397	$2,869	$2,697
Service revenues	521	461	1,025	885
Sales and service revenues	2,020	1,858	3,894	3,582
Cost of sales and service revenues
Cost of product sales	1,147	1,061	2,210	2,088
Cost of service revenues	421	375	853	728
Income (loss) from operating investments, net	2	1	4	3
Other income and gains	12	—	14	—
General and administrative expenses	209	182	401	360
Operating income (loss)	257	241	448	409
Other income (expense)
Interest expense	(15)	(17)	(30)	(35)
Non-operating retirement expense	19	(4)	37	(8)
Other, net	1	(2)	2	(1)
Earnings (loss) before income taxes	262	218	457	365
Federal and foreign income taxes	23	71	62	99
Net earnings (loss)	$239	$147	$395	$266

Basic earnings (loss) per share	$5.41	$3.22	$8.88	$5.78
Weighted-average common shares outstanding	44.2	45.7	44.5	46.0

Diluted earnings (loss) per share	$5.40	$3.21	$8.86	$5.77
Weighted-average diluted shares outstanding	44.3	45.8	44.6	46.1

Dividends declared per share	$0.72	$0.60	$1.44	$1.20

Net earnings (loss) from above	$239	$147	$395	$266
Other comprehensive income (loss)
Change in unamortized benefit plan costs	21	23	41	45
Other	(2)	3	(2)	7
Tax benefit (expense) for items of other comprehensive income	(6)	(10)	(11)	(20)
Other comprehensive income (loss), net of tax	13	16	28	32
Comprehensive income (loss)	$252	$163	$423	$298

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions)	June 30 2018	December 31 2017
Assets
Current Assets
Cash and cash equivalents	$398	$701
Accounts receivable, net of allowance for doubtful accounts of $13 million as of each of 2018 and 2017	364	429
Contract assets	1,078	759
Inventoried costs, net	174	183
Prepaid expenses and other current assets	138	123
Total current assets	2,152	2,195
Property, plant, and equipment, net of accumulated depreciation of $1,775 million as of 2018 and $1,770 million as of 2017	2,258	2,215
Goodwill	1,217	1,217
Other intangible assets, net of accumulated amortization of $546 million as of 2018 and $528 million as of 2017	490	508
Deferred tax assets	92	114
Miscellaneous other assets	166	125
Total assets	$6,375	$6,374
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$378	$375
Accrued employees’ compensation	252	245
Current portion of postretirement plan liabilities	139	139
Current portion of workers’ compensation liabilities	253	250
Contract liabilities	210	146
Other current liabilities	277	236
Total current liabilities	1,509	1,391
Long-term debt	1,281	1,279
Pension plan liabilities	836	922
Other postretirement plan liabilities	414	414
Workers’ compensation liabilities	506	509
Other long-term liabilities	130	101
Total liabilities	4,676	4,616
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 53.1 million shares issued and 43.5 million shares outstanding as of June 30, 2018, and 53.0 million shares issued and 45.1 million shares outstanding as of December 31, 2017	1	1
Additional paid-in capital	1,932	1,942
Retained earnings (deficit)	2,236	1,687
Treasury stock	(1,385)	(972)
Accumulated other comprehensive income (loss)	(1,085)	(900)
Total stockholders’ equity	1,699	1,758
Total liabilities and stockholders’ equity	$6,375	$6,374

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30
($ in millions)	2018	2017
Operating Activities
Net earnings (loss)	$395	$266
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	85	82
Amortization of purchased intangibles	18	20
Amortization of debt issuance costs	2	3
Provision for doubtful accounts	—	22
Stock-based compensation	15	20
Deferred income taxes	11	28
Change in
Contract balances	(184)	(132)
Inventoried costs	9	5
Prepaid expenses and other assets	(17)	(1)
Accounts payable and accruals	78	(2)
Retiree benefits	(56)	(27)
Other non-cash transactions, net	3	—
Net cash provided by (used in) operating activities	359	284
Investing Activities
Capital expenditures
Capital expenditure additions	(177)	(137)
Grant proceeds for capital expenditures	19	—
Acquisitions of businesses, net of cash received	—	3
Investment in affiliates	(10)	—
Proceeds from disposition of assets	3	1
Net cash provided by (used in) investing activities	(165)	(133)
Financing Activities
Dividends paid	(64)	(55)
Repurchases of common stock	(408)	(207)
Employee taxes on certain share-based payment arrangements	(25)	(56)
Net cash provided by (used in) financing activities	(497)	(318)
Change in cash and cash equivalents	(303)	(167)
Cash and cash equivalents, beginning of period	701	720
Cash and cash equivalents, end of period	$398	$553
Supplemental Cash Flow Disclosure
Cash paid for income taxes	$21	$100
Cash paid for interest	$31	$36
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$7	$3

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to “segment operating income (loss),” “segment operating margin,” and “free cash flow.”
We internally manage our operations by reference to “segment operating income (loss)” and “segment operating margin,” which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income (loss) and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income (loss) and segment operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income (loss) and segment operating margin may not be comparable to similarly titled measures of other companies.
Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.
Segment operating income (loss) is defined as operating income (loss) for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.
Segment operating margin is defined as segment operating income (loss) as a percentage of sales and service revenues.
Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures, net of related grant proceeds.
FAS/CAS Adjustment is defined as the difference between expenses for pension and other postretirement benefits determined in accordance with GAAP (FAS) and the expenses for these items included in segment operating income in accordance with U.S. Cost Accounting Standards (CAS).
Operating FAS/CAS Adjustment is defined as the FAS/CAS Adjustment less the following components of net periodic benefit costs: interest cost, expected return on plan assets, amortization of prior service cost (credit) and actuarial loss (gain), and settlement and curtailment effects.
Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.
We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Segment Operating Income (Loss) and Segment Operating Margin

	Three Months Ended		Six Months Ended
	June 30		June 30
($ in millions)	2018	2017	2018	2017
Ingalls revenues	$629	$639	$1,214	$1,189
Newport News revenues	1,183	1,001	2,265	1,972
Technical Solutions revenues	243	244	476	469
Intersegment eliminations	(35)	(26)	(61)	(48)
Sales and Service Revenues	2,020	1,858	3,894	3,582

Operating Income (Loss)	257	241	448	409
Operating FAS/CAS Adjustment	(73)	(53)	(145)	(106)
Non-current state income taxes	(3)	(1)	(5)	4
Segment Operating Income (Loss)	181	187	298	307
As a percentage of sales and service revenues	9.0%	10.1%	7.7%	8.6%
Ingalls operating income (loss)	83	98	147	164
As a percentage of Ingalls revenues	13.2%	15.3%	12.1%	13.8%
Newport News operating income (loss)	91	80	142	152
As a percentage of Newport News revenues	7.7%	8.0%	6.3%	7.7%
Technical Solutions operating income (loss)	7	9	9	(9)
As a percentage of Technical Solutions revenues	2.9%	3.7%	1.9%	(1.9)%

Reconciliation of Free Cash Flow

	Three Months Ended June 30		Six Months Ended June 30

($ in millions)	2018	2017	2018	2017
Net cash provided by (used in) operating activities	239	186	359	284
Less capital expenditures:
Capital expenditure additions	(102)	(79)	(177)	(137)
Grant proceeds for capital expenditures	17	—	19	—
Free cash flow	154	107	201	147

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com